UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Rockwell Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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***YOUR IMMEDIATE ATTENTION IS REQUESTED***

May 21, 2019

Dear Fellow Shareholder:

We recently mailed to you a proxy statement for our 2019 Annual Meeting of shareholders, which will be held on June 6 at 10:00 AM.   Shareholders may attend the Annual Meeting, vote and submit a question during the meeting by visiting www.virtualshareholdermeeting.com/RMTI 2019.

According to your broker’s records, your shares are unvoted.  Please take a few moments to vote the enclosed proxy so your shares will be represented at this year’s Annual Meeting.  You can vote quickly and easily over the internet, by telephone or by voting and returning the enclosed voting form in the enclosed pre-paid return envelope.  Voting now will save your company money on solicitation costs.

The Rockwell Medical Board of Directors Unanimously Recommend that Shareholders Vote FOR

All Proposals at the Annual Meeting scheduled for June 6, 2019

At this year’s Annual Meeting we are asking our shareholders to re-elect three highly qualified directors to our board, approve the ratification of Marcum as our auditors, an advisory vote on our executive compensation program, an increase of 50 million shares to our authorized common shares and a reincorporation of Rockwell Medical, Inc. from Michigan to Delaware.  (Proposal 3) Your Board of Directors believes the reincorporation proposal is in the best interests of our shareholders and approval will enhance Rockwell Medical, Inc.’s ability to execute on its long-term strategic plan.

Because state corporate law governs the internal affairs of a corporation, choice of a state domicile is an extremely important decision for a public company. Management and boards of directors of corporations look to state corporate law, and judicial interpretations of state corporate law, to guide their decision-making on many key issues, including determining appropriate governance policies and procedures, understanding their fiduciary obligations to shareholders and evaluating key strategic alternatives for a corporation, including mergers, acquisitions and divestitures.

The principal factors the Board considered in deciding to pursue and recommend that our shareholders approve the proposed reincorporation are summarized below:

•                  greater predictability, flexibility and responsiveness of Delaware law to corporate needs;

•                  access to specialized business courts;

•                  enhanced ability of Delaware corporations to attract and retain directors and officers; and

•                  certainty with respect to indemnification and limitation of liability for directors.

Here are some facts about the reincorporation:

•                  the name of the Company following the Reincorporation will remain “Rockwell Medical, Inc.”

•                  the Company will become subject to Delaware corporation laws

•                  Rockwell-Delaware will: (a) be deemed to be the same entity as Rockwell-Michigan for all purposes under Michigan and Delaware law, and (b) continue to have and succeed to all of the rights, privileges and powers of Rockwell-Michigan, except for the changes that result from being governed by Delaware law, the Delaware Certificate and the Delaware Bylaws

•                  The Company’s capitalization will remain the same with each outstanding share of Rockwell-Michigan common stock automatically converting to represent an outstanding share of Rockwell-Delaware common stock

•                  Other than the change in corporate domicile, the reincorporation itself will not result in any change in the business, physical location, management, assets or liabilities of Rockwell Medical, Inc., nor will it result in any change in the location of our current employees, including management.

We urge you to read the Annual Meeting proxy statement and vote FOR all proposals by either telephone or Internet or by signing, dating, and returning the enclosed proxy form today.  If you have already voted your shares for the annual meeting, please accept our thanks.  The reincorporation proposal requires approval from a majority of our outstanding shares.  So not voting at all or voting “Abstain” on the reincorporation proposal will have the same effect as a vote against the reincorporation proposal.

Thank you for your consideration and support.

ROCKWELL MEDICAL, INC.

Stuart Paul

President & CEO

If you have any questions or need assistance voting your shares, please call the firm assisting us with the solicitation of proxies, Saratoga Proxy Consulting toll-free at (888) 368-0379 or (212) 257-1311